EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178670 on Form S-8 of our reports dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Sykes Enterprises, Incorporated and subsidiaries, and the effectiveness of Sykes Enterprises, Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sykes Enterprises, Incorporated for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Tampa, Florida

March 1, 2018